Exhibit 99.1

Oncothyreon Announces Data for ONT-380 in HER2-Positive Breast Cancer Patients With and Without

Brain Metastases at the San Antonio Breast Cancer Symposium

Company to hold conference call to discuss ONT-380 data and further development plans today at 4:30 EST

Seattle, December 8, 2015 — Oncothyreon Inc. (Nasdaq:ONTY), a clinical-stage biopharmaceutical company dedicated to the development of therapeutic products that can improve the lives and outcomes of patients with cancer, today announced updated data from the company’s ongoing trials of ONT-380, an orally active, reversible and selective small-molecule HER2 inhibitor being developed for the treatment of HER2-positive metastatic breast cancer. The data will be the subject of two presentations at the San Antonio Breast Cancer Symposium (SABCS) being held December 8-12, 2015 in San Antonio, TX.

The first presentation (Abstract P4-14-20) highlights data from a Phase 1b trial of ONT-380 in combination with Kadcyla® (ado-trastuzumab emtansine or T-DM1) in patients who have previously failed treatment with Herceptin® (trastuzumab) and a taxane for HER2-positive breast cancer (ClinicalTrials.gov Identifier NCT01983501). The data demonstrate an overall response rate of 41% and a clinical benefit rate (CBR) of 59% in an advanced stage patient population, 60% of whom have a history of central nervous system (CNS) metastases. The CNS CBR for patients with response assessable CNS metastases was 64%. The second presentation (Abstract P4-14-19) combines data for patients with response assessable brain metastases from two trials, the Phase 1b trial in combination with Kadcyla and a Phase 1b trial of ONT-380 in combination with Herceptin and/or Xeloda® (capecitabine) (ClinicalTrials.gov Identifier NCT02025192). The analysis includes patients with previously untreated CNS metastases as well as patients with progressive or new CNS metastases after prior treatment with radiation or surgery. Responses and clinical benefit in the CNS were seen for both groups and in all combinations tested.

“We are pleased by the response rate and clinical benefit rate we have seen in the combination trial of ONT-380 and Kadcyla, including in patients with brain metastases,” said Robert L. Kirkman, M.D., President and CEO of Oncothyreon. “In addition, the analysis of patients with response assessable brain metastases from both our trials reinforce and expand upon our previously reported results, increasing our commitment to exploring ONT-380 in this indication. Our planned Phase 2 trial of ONT-380 in combination with Xeloda and Herceptin includes significant CNS-focused endpoints. We also plan to explore additional options to develop ONT-380 in combination with Kadcyla in patients with CNS metastases.”

“CNS metastases occur in up to 50 percent of women with HER2-positive metastatic breast cancer, and these patients have limited options for systemic treatment,” said Stacy Moulder, M.D., Associate Professor, Section Chief of Clinical Research, Breast Medical Oncology, University of Texas MD Anderson Cancer Center. “The level of clinical activity seen in the expanded data set for ONT-380 in these advanced stage patients is encouraging and worthy of urgent further development.”

About the Clinical Results

The Phase 1b trial of ONT-380 in combination with Kadcyla is a dose escalation trial in patients with HER2-positive metastatic breast cancer who have been previously treated with Herceptin and a taxane. Patients with a history of CNS metastases, including patients with untreated asymptomatic metastases and patients with progression following prior local therapy, were eligible for enrollment in the trial. The trial enrolled a total of 57 patients. The maximally-tolerated dose (MTD) of ONT-380 in this trial was determined to be 300 mg given twice per day, and the detailed safety and efficacy results included here are for 50 patients treated at this dose. For this patient population, the median number of prior non-hormonal systemic treatments was two (range 0-6). Twenty-three (46%) of the patients had received prior Perjeta® (pertuzumab) therapy and 10 (20%) had received prior Tykerb® (lapatinib) therapy. Thirty (60%) of the patients had CNS metastases, of whom 19 had prior therapy for those metastases.

Best responses were measured using RECIST 1.1 criteria in 48 evaluable patients. In 34 patients with measurable disease, a best response of a confirmed partial response (cPR) was seen in 14 (41%), stable disease (SD) in 15 (44%) and progressive disease (PD) in 5 (15%). Fourteen patients had non-target lesions, primarily bone metastases, none of whom had a best response of PD (all were non-CR/non-PD by RECIST 1.1). The CBR, defined as patients with a complete response (CR), a cPR, or either SD or non-CR/non-PD for at least 6 months, was 59% (23/39). Patients active on study at the time of the analysis with SD for less than six months were excluded from the calculation of CBR. Twenty patients had response assessable CNS metastases. Of these patients twelve had measurable lesions and a follow-up scan, with a best CNS response of one CR, three PRs and eight SDs, for an overall response rate of 33%. One patient did not have a follow-up CNS scan as a result of progressive systemic disease. All seven patients with assessable non-target lesions had non-CR/non-PD as a best response. The CNS CBR was 64%. A calculation of progression free survival is not yet possible in this trial, as 25 of the 50 patients enrolled at the MTD remained active on the study at the time of the analysis.

Combination therapy with ONT-380 and Kadcyla was well-tolerated in this trial. The most common clinical adverse events were nausea, vomiting, diarrhea, vomiting and constipation, the majority of which were Grade 1 in severity. The most common laboratory abnormality was elevation in liver function tests (ALT/AST), the majority of which were Grade 1 or 2. All elevations in ALT/AST which were Grade 3 or greater were reversible with dose interruption, except in the setting of progressive metastatic liver disease, and most patients with Grade 3 or greater elevations were able to resume treatment with reduced dose ONT-380 and/or Kadcyla.

The role of ONT-380 in the treatment of CNS metastases from HER2-positive breast cancer was further evaluated in a combined analysis of 34 patients with response-assessable CNS metastases from both the Phase 1b trial of ONT-380 in combination with Kadcyla and the Phase 1b trial of ONT-380 in combination with Herceptin and/or Xeloda. CNS metastases were considered response assessable if they were either untreated with radiation or surgery, or were new or progressive lesions following prior radiation or surgery. Of 14 patients with previously untreated lesions, eight had measurable disease, with a best CNS response of one CR, two cPRs and four SDs. One patient did not have a follow up CNS scan secondary to progressive systemic disease. Six patients with previously untreated lesions had non-target lesions only, of whom five were non-CR/non-PD and one was not evaluable. The CNS CBR for the previously untreated CNS metastases was 44%. Of 20 patients with new or progressive lesions following prior therapy, 17 had measurable disease, with a best CNS response of five cPRs, nine SDs, and one PD.

Two patients remain too early to evaluate. Three patients with non-target lesions only had non-CR/non-PD. The CNS CBR for patients with new or progressive lesions following prior therapy was 59%. Of note, responses and clinical benefit were seen when ONT-380 was combined with each of Kadcyla, or Herceptin and/or Xeloda.

About the Planned ONT-380 Clinical Development Program

Oncothyreon plans to initiate a Phase 2 randomized, double-blind, controlled study of ONT-380 versus placebo in combination with capecitabine and trastuzumab in patients with unresectable locally advanced or metastatic HER2-positive breast cancer (ClinicalTrials.gov Identifier: NCT02614794). The trial is expected to enroll approximately 180 patients in multiple centers located in the United States, Canada and Western Europe. Eligible patients must have centrally confirmed HER2-positive breast cancer and must have been previously treated with a taxane, trastuzumab, pertuzumab and TDM-1. The primary endpoint of the trial is bi-compartmental progression free survival, both CNS and non-CNS, as assessed by independent review using both RECIST 1.1 and Response Assessment in Neuro-Oncology - Brain Metastases (RANO-BM) criteria. Secondary endpoints include time to CNS progression, objective response rate, CBR rates for both CNS and non-CNS metastatic disease and overall survival. Oncothyreon currently expects to initiate the first clinical sites for the Phase 2 trial before the end of 2015 and to treat the first patient in early 2016.

Based on the results of the Phase 1b trial of ONT-380 in combination with Kadcyla discussed above, Oncothyreon is considering an additional Phase 2 or Phase 3 trial of this combination potentially focused on patients with CNS metastases. Oncothyreon plans to discuss potential designs for this trial, together with the overall registration strategy for ONT-380, with regulatory authorities, including the United States Food and Drug Administration, in the first part of 2016.

Conference Call Information

To participate in the call being held at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss new clinical data from ongoing clinical trials of ONT-380, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on the Oncothyreon website.

About Oncothyreon

Oncothyreon is a clinical-stage biopharmaceutical company specializing in the development of innovative therapeutic products for the treatment of cancer. Our goal is to discover, develop and commercialize novel compounds that have the potential to improve the lives and outcomes of cancer patients. Our most advanced product candidate is ONT-380, an orally active and selective small molecule HER2 inhibitor. We are developing preclinical product candidates in oncology and immune-oncology using our protocell technology. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical development activities.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

CONTACT:

Investor Relations:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

Media Relations:

Kelly France, Ph.D.

BrewLife

415-946-1076

kfrance@brewlife.com